Exhibit (a)(1)(F)

ORBOTECH LTD.

Form of Notice of Withdrawal from Participation in the Exchange Offer

Orbotech Ltd. (“Orbotech” or the “Company”) is making an offer (the “Exchange Offer”) to exchange certain outstanding options (“Eligible Options”) to purchase ordinary shares, New Israeli Sheqels (“NIS”) 0.14 nominal (par) value, of the Company (“Ordinary Shares”), granted in the years 2005, 2006 or 2007 pursuant to the Equity Remuneration Plan for Key Employees of Orbotech Ltd. and its Affiliates and Subsidiaries (as Amended and Restated, 2005) (the “2000 Plan”) and having an exercise price greater than $20.00 per share, for new options (“New Options”) to purchase a lesser number of Ordinary Shares upon and subject to the terms the conditions set forth in the ‘Offer to Exchange’, dated November 4, 2010 (the “Offer to Exchange”).

If you previously elected to exchange your Eligible Options, but you would like to change your election and withdraw those Eligible Options, you must complete, sign and deliver this Notice of Withdrawal according to the instructions set forth in this Notice of Withdrawal. The deadline for receipt of this Notice of Withdrawal is no later than 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended).

I hereby withdraw my previously-delivered Notice of Election to participate in the Exchange Offer pursuant to the terms and conditions of the documents that make up the Exchange Offer, including the Offer to Exchange (collectively, the “Tender Offer Documents”). In doing so, I represent and acknowledge to Orbotech as follows:

•	The delivery of this Notice of Withdrawal rescinds any previously submitted Notice of Election and I will be treated as having chosen not to participate in the Exchange Offer and my Eligible Options will remain outstanding on their pre-existing terms and conditions;

•	This Notice of Withdrawal, once submitted, cannot itself be rescinded; and Eligible Options withdrawn pursuant to this Notice of Withdrawal will not be deemed properly tendered for purposes of the Exchange Offer; and

•	If I wish to tender Eligible Options at a subsequent time after properly completing, signing and delivering this Notice of Withdrawal, I must properly re-tender any Eligible Options before 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended) by submitting a new Notice of Election in accordance with the instructions set forth in the Offer to Exchange.

Please complete all of the following details and sign and date where indicated:

Given name:

“Other” or “nick” name (if any):

Family name:

Orbotech (employee) number:

	DD	MM	YYYY

Signature		Date

INSTRUCTIONS

1.	To withdraw your election to exchange Eligible Options pursuant to the Exchange Offer, you must properly complete, sign and date this Notice of Withdrawal and deliver it to the Corporate Secretary of the Company, Michael Havin (the “Corporate Secretary”). Delivery of your properly completed and signed Notice of Withdrawal must be made by scanning and attaching it as an electronic file (in PDF or other readable format) to an e-mail to be sent to the Corporate Secretary at michael.havin@orbotech.com (such electronic delivery of this Notice of Withdrawal form, “Electronic Delivery”).

2.	If, and only if, you are unable to effect Electronic Delivery, you may deliver this properly completed and signed Notice of Withdrawal to the Corporate Secretary in person (“Non-Electronic Delivery”) in a manner, and at a time and place, to be coordinated in advance with him, either by telephone at +972-8-9423622 or via e-mail at michael.havin@orbotech.com.

3.	In order to be effective, the Corporate Secretary must receive your properly completed and signed Notice of Withdrawal, either via Electronic Delivery or Non-Electronic Delivery, before 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended).

4.	Orbotech intends to confirm receipt of this Notice of Withdrawal within four Israeli business days. If you have not received an e-mail confirmation within that time, we recommend that you confirm the Company’s receipt of this Notice of Withdrawal by e-mailing the Corporate Secretary at michael.havin@orbotech.com.

5.	You should make a copy of this Notice of Withdrawal and retain it for your records.

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